Exhibit 99.1

Press Release                     FOR IMMEDIATE RELEASE
                                  Contact:  David J. O'Connor, President and CEO
                                  Telephone:  (860) 253-5200


                         ENFIELD MUTUAL HOLDING COMPANY
                        TO CONDUCT SECOND STEP CONVERSION

          (Announces Adoption of Plan of Conversion and Reorganization)

      Enfield, Connecticut - (July 11, 2005) New England Bancshares, Inc. (OTCBB: NEBS), today announced that the Boards of Directors of Enfield Mutual Holding Company, New England Bancshares and Enfield Federal Savings and Loan Association unanimously adopted a Plan of Conversion and Reorganization (the "Plan"), pursuant to which Enfield Federal will reorganize from the mutual holding company structure to the stock holding company structure. Pursuant to the terms of the Plan, Enfield Mutual Holding Company will convert from the mutual form to a federal interim stock savings association and simultaneously merge with and into Enfield Federal, with Enfield Federal as survivor. Additionally, New England Bancshares will convert to a federal interim stock savings association and simultaneously merge with and into Enfield Federal, with Enfield Federal as survivor. Enfield Federal will form a new Maryland corporation that will acquire all of the outstanding shares of Enfield Federal's common stock. Shares of New England Bancshares' common stock, other than those held by Enfield Mutual Holding Company, will be converted into shares of the new Maryland corporation pursuant to an exchange ratio designed to approximate the percentage ownership interests of such persons.

      The Plan of Conversion and  Reorganization  is subject to the approval of:
(1) the Office of Thrift Supervision; (2) at least a majority of the total number of votes eligible to be cast by members of Enfield Mutual Holding Company; (3) the holders of at least a majority of the outstanding shares of New England Bancshares common stock; and (4) at least a majority of votes cast by holders of New England Bancshares common stock other than Enfield Mutual Holding Company. The new Maryland holding company will offer shares of its common stock for sale to Enfield Federal's eligible account holders, to Enfield Federal's tax-qualified employee benefit plans and to members of the general public in a subscription and community offering in the manner and subject to the priorities set forth in the Plan. The highest priority will be depositors with qualifying deposits as of June 30, 2004.

      David J. O'Connor, President and Chief Executive Officer of New England Bancshares and Enfield Federal, said, "We intend to grow the value of this franchise by expanding our core businesses. We expect the second-step conversion to enable us to compete more effectively in the financial services marketplace while at the same time creating a more active and liquid market for the new holding company's common stock than currently exists for New England Bancshares' common stock. We believe that this reorganization will benefit our existing stockholders members and community alike."

      During the conversion and reorganization, the business of Enfield Federal will continue normally and without interruption. Depositors will continue to hold accounts in Enfield Federal identical as to dollar amount, rate of return and general terms (other than voting and liquidation rights) in effect immediately before the consummation of the conversion and reorganization and such accounts will continue to be insured by the Federal Deposit Insurance Corporation to the fullest extent permissible by law. Similarly, the conversion and reorganization will not affect the existing terms or conditions of borrowers' loans with Enfield Federal.

      Muldoon Murphy & Aguggia LLP will serve as conversion and reorganization counsel and Keefe, Bruyette & Woods, Inc. has been hired to assist in the sale of the common stock of the new Maryland holding company. The offering will be made only by means of a prospectus in accordance with the Securities Act of 1933, as amended, and all applicable state securities laws; this press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

      New England Bancshares, Inc. is headquartered in Enfield, Connecticut, and operates Enfield Federal Savings and Loan Association with seven banking centers servicing the communities of Enfield, Manchester, Suffield, East Windsor and Windsor Locks. At March 31, 2005, New England Bancshares had assets of $213.2 million, deposits of $163.0 million and stockholders' equity of $28.4 million. For more information regarding Enfield Federal's products and services, please visit www.enfieldfederal.com.
      ----------------------

      This press release contains certain forward-looking statements about the transaction. Forward-looking statements include statements regarding the market for the stock and anticipated future results and can be identified by the fact that they do not relate strictly to historical or current facts. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the Plan of Conversion and Reorganization, difficulties in selling the conversion stock or in selling the conversion stock within the expected time frame, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the businesses in which Enfield Federal and New England Bancshares are engaged.







                                       2